FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports 1st Quarter 2017 Results

(April 13, 2017) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2017 of $1,827,000, an $85,000, or 4.4% decrease from the $1,912,000 earned during the first quarter of 2016. Basic and diluted earnings per share for the first quarter of 2017 were $0.64 compared to $0.67 for the same period in 2016.

For the three months ended March 31, 2017, the Corporation’s net interest income (NII) increased by $1,205,000, or 19.8%, compared to the first quarter of 2016. The increase in NII was primarily caused by an increase in interest on securities and dividend income of $675,000, or 47.5%, an increase in interest and fees on loans of $393,000, or 7.2%, as well as a decrease in interest expense on deposits and borrowings of $109,000, or 13.4%. The large increase in security income was primarily driven by the non-recurring amortization on U.S. sub-agency bonds recorded in the first quarter of 2016 in the amount of $430,000, with no similar amount in 2017.

The Corporation recorded $90,000 of provision expense for the three months ended March 31, 2017, compared to a $50,000 credit provision for the first quarter of 2016, representing a $140,000 decrease to income in 2017 compared to 2016. The increase in provision expense was largely driven by higher levels of classified loans, which required more provision expense in the first quarter of 2017. The allowance as a percentage of total loans was 1.34% as of March 31, 2017, compared to 1.29% as of March 31, 2016.

The gain from the sale of securities was $140,000 for the three months ended March 31, 2017, compared to $728,000 for the same period in 2016, representing a $588,000, or 80.8% decrease. The gains the Corporation was able to generate in the first quarter of 2016 were much higher primarily due to the low interest rate environment resulting in opportunities to sell securities to generate gains and reposition assets to support the financial performance of the Corporation. Interest rates began to rise significantly beginning in the fourth quarter of 2016, resulting in fewer gains taken in the first quarter of 2017.

The gain on the sale of mortgages increased by $200,000, or 129.0%, for the three-month period ended March 31, 2017, compared to the prior year’s period. Both mortgage production and margins made on sold mortgages were higher in the first quarter of 2017.

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ENB FINANCIAL CORP

Total operating expenses increased $1,036,000, or 16.0%, for the three months ended March 31, 2017, compared to the same period in 2016. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $748,000, or 18.8%, for the three months ended March 31, 2017, compared to the same period in 2016. These costs are elevated for the first quarter of 2017 due to the hiring of staff to support new branch offices as well as commercial sales positions and back office support. In addition, benefit costs increased as a result of higher health insurance premiums.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2017 were 0.75% and 7.81%, respectively, compared to 0.84% and 8.01% for the first quarter of 2016.

As of March 31, 2017, the Corporation had total assets of $1.01 billion, up 9.0%; total stockholders’ equity of $96.4 million, down 0.5%; total deposits of $835.6 million, up 11.5%; and total loans of $572.9 million, up 5.2%, from the balances as of March 31, 2016.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full- service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	March 31,		%
Balance Sheet (EOP)	2017	2016	Change

Securities	$315,176	287,270	9.7%
Total loans	572,876	544,784	5.2%
Allowance for loan losses	7,672	7,040	9.0%
Total assets	1,007,823	924,821	9.0%
Deposits	835,630	749,731	11.5%
Total borrowings	73,593	76,350	-3.6%
Stockholders' equity	96,412	96,874	-0.5%

	Three Months Ended
	March 31,
Income Statement	2017	2016

Net interest income	$7,280	6,075
Provision (credit) for loan losses	90	(50)
Noninterest income	2,412	2,651
Noninterest expense	7,518	6,482
Income before taxes	2,084	2,294
Provision for income taxes	257	382
Net income	1,827	1,912

Per Share Data
Earnings per share	0.64	0.67
Dividends per share	0.28	0.27

Earnings Ratios
Return on average assets (ROA)	0.75%	0.84%
Return on average stockholders' equity (ROE)	7.81%	8.01%
Net interest margin	3.41%	3.09%
Efficiency ratio	74.01%	76.17%

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